Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-224333

XCEL ENERGY INC.

(a Minnesota corporation)

$500,000,000 0.50% SENIOR NOTES, SERIES DUE OCTOBER 15, 2023

Issuer:	Xcel Energy Inc. (a Minnesota corporation)

Issue Format:	SEC Registered

Expected Ratings*:	Baa1/BBB+/BBB+ (Moody’s/Standard & Poor’s/Fitch)

Security Type:	Senior Notes

Pricing Date:	September 22, 2020

Settlement Date:	September 25, 2020 (T+3)

Principal Amount:	$500,000,000

Maturity Date:	October 15, 2023

Interest Payment Dates:	Semi-annually on April 15 and October 15, beginning on April 15, 2021

Reference Benchmark:	0.125% due September 15, 2023

Benchmark Price:	99-29+

Benchmark Yield:	0.151%

Spread to Benchmark Treasury:	+38 bps

Yield to Maturity:	0.531%

Coupon:	0.50%

Price to Public:	99.906% of the principal amount

Net Proceeds to Issuer:	$497,780,000 (after deducting the underwriting discount but before transaction expenses)

Make-Whole Call:	Prior to September 15, 2023 (the par call date), T+10 bps (calculated to the par call date)

Par Call:	On or after September 15, 2023, at par

Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP/ISIN:	98389B AZ3 / US98389BAZ31

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.